Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of January 7, 2008

by and among

MUTUALFIRST FINANCIAL, INC.

MUTUALFIRST ACQUISITION CORP.

and

MFB CORP.

	TABLE OF CONTENTS

		Page

RECITALS		1

ARTICLE I	CERTAIN DEFINITIONS	2

1.1	Certain Definitions	2

ARTICLE II	THE TRANSACTIONS	9

2.1	The Merger	9
2.2	Bank Merger	10
2.3	Effective Date	10
2.4	Reservation of Right to Revise Transactions	11

ARTICLE III	CONVERSION OF SHARES	11

3.1	Conversion of MFB Common Stock; Merger Consideration	11
3.2	Election Procedures	12
3.3	Delivery of Aggregate Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Certificates Surrendered at or Prior to the Election Deadline.	15
3.4	Exchange and Other Procedures Relating to Certificates Surrendered after the Election Deadline.	15
3.5	Return of Exchange Fund.	16
3.6	Withholding.	16

ARTICLE IV	ACTIONS PENDING TRANSACTION	17

4.1	Forbearances of MFB and its Subsidiaries.	17
4.2	Forbearances of MutualFirst and its Subsidiaries.	20

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF MFB	22

5.1	Standard.	22
5.2	Capitalization.	22
5.3	Organization, Standing and Authority of MFB.	23
5.4	MFB Subsidiaries.	23
5.5	Authorized and Effective Agreement.	23
5.6	Securities Documents and Regulatory Reports.	25
5.7	Material Adverse Effect.	25
5.8	Environmental Matters.	25
5.9	Tax Matters.	26
5.10	Legal Proceedings.	27
5.11	Compliance with Laws.	27
5.12	Employee Benefit Plans.	28
5.13	Certain Contracts.	29
5.14	Brokers and Finders.	29
5.15	Insurance.	29
5.16	Properties.	30
5.17	Labor.	30
5.18	Allowance for Loan Losses.	30
5.19	Transactions with Insiders.	30
5.20	Fairness Opinion.	31
5.21	No Undisclosed Liabilities.	31
5.22	Indemnification.	31
5.23	Loan Portfolio.	31
5.24	Investment Portfolio.	32
5.25	Books and Records.	32
5.26	Defaults.	32
5.27	Intellectual Property.	32
5.28	Risk Management Instruments.	32
5.29	Trust Administration.	33
5.30	Internal Controls.	33
5.31	Takeover Laws.	33
5.32	Representations Not Misleading.	33

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST	34

6.1	Standard.	34
6.2	Capitalization.	34
6.3	Organization, Standing and Authority of MutualFirst.	34
6.4	MutualFirst Subsidiaries.	35
6.5	Authorized and Effective Agreement.	35
6.6	Securities Documents and Regulatory Reports.	36
6.7	Material Adverse Effect.	36
6.8	Environmental Matters.	37
6.9	Tax Matters.	37
6.10	Legal Proceedings.	38
6.11	Compliance with Laws.	38
6.12	Employee Benefit Plans.	39
6.13	Brokers and Finders.	39
6.14	Insurance.	39
6.15	Properties.	39
6.16	Labor.	39
6.17	Allowance for Loan Losses.	40
6.18	Transactions with Insiders.	40
6.19	Fairness Opinion.	40
6.20	No Undisclosed Liabilities.	40
6.21	Indemnification.	40
6.22	Loan Portfolio.	41
6.23	Investment Portfolio.	41
6.24	Books and Records.	41
6.25	Defaults.	42
6.26	Intellectual Property.	42
6.27	Risk Management Instruments.	42
6.28	Trust Administration.	42
6.29	Internal Controls.	42
6.30	Takeover Laws.	43
6.31	Representations Not Misleading.	43

ARTICLE VII	COVENANTS	43

7.1	Reasonable Best Efforts.	43
7.2	MFB Shareholder Approval.	43
7.3	MutualFirst Shareholder Approval.	44
7.4	Registration Statement and Joint Proxy Statement.	44
7.5	Access; Information.	45
7.6	Alternative Proposal.	47
7.7	Press Releases.	47
7.8	Takeover Laws.	47
7.9	Conforming Entries.	47
7.10	Systems Integration.	48
7.11	Listing.	49
7.12	Regulatory Applications.	49
7.13	Current Information and Attendance at Board Meetings.	49
7.14	Officers’ and Directors’ Insurance; Indemnification.	50
7.15	Benefit Plans.	51
7.16	MFB Stock Options.	53
7.17	Notification of Certain Matters.	54
7.18	Litigation Matters.	54
7.19	Section 16(b) Exemption.	54
7.20	Reservation of Shares.	55
7.21	Expansion of MutualFirst Board and MFSB Board.	55
7.22	Supplemental Indenture.	55

ARTICLE VIII	CONDITIONS PRECEDENT	55

8.1	Conditions Precedent – Parties.	55
8.2	Conditions Precedent - MFB.	56
8.3	Conditions Precedent - MutualFirst.	57

ARTICLE IX	TERMINATION, WAIVER AND AMENDMENT	57

9.1	Termination.	57
9.2	Effect of Termination.	60
9.3	Survival or Non-Survival of Representations, Warranties and Covenants.	60
9.4	Waiver.	60
9.5	Amendment or Supplement.	60
9.6	Termination Fee.	60
9.7	Relief for Willful Breach; Specific Performance.	61

ARTICLE X	MISCELLANEOUS	61

10.1	Expenses.	61
10.2	Entire Agreement.	62
10.3	No Assignment.	62
10.4	Notices.	62
10.5	Interpretation.	63
10.6	Counterparts.	63
10.7	Governing Law.	63
10.8	Severability.	63

            EXHIBITS

Exhibit A                      Form of MFB Voting Agreement

Exhibit B                      Form of MutualFirst Voting Agreement

Exhibit C                      Employment Agreement for Charles J. Viater

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 7, 2008, by and between MutualFirst Financial, Inc., a Maryland corporation (“MutualFirst”), MutualFirst Acquisition Corp., a newly formed Indiana corporation and wholly owned subsidiary of MutualFirst (“Acquisition Corp.”) and MFB Corp., an Indiana corporation (“MFB”).

RECITALS

WHEREAS, the Board of Directors of each of MutualFirst, Acquisition Corp. and MFB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability;

WHEREAS, in accordance with the terms of this Agreement, MFB will merge with and into Acquisition Corp. (the “Merger”), and immediately thereafter MFB Financial, a federally chartered savings bank and wholly owned subsidiary of MFB (“MFB Financial”), will be merged (the “Bank Merger”) with and into Mutual Federal Savings Bank, a federally chartered savings bank and wholly owned subsidiary of MutualFirst (“MFSB”);

WHEREAS, as a condition to the willingness of MutualFirst to enter into this Agreement, each of the directors of MFB has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with MutualFirst (each an “MFB Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote all shares of common stock of MFB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such MFB Voting Agreement;

WHEREAS, as a condition to the willingness of MFB to enter into this Agreement, each of the directors of MutualFirst has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with MFB (each a “MutualFirst Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of MutualFirst owned by such person in favor of the approval of the issuance of MutualFirst common stock as contemplated by this Agreement, upon the terms and subject to the conditions set forth in such MutualFirst Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain covenants, representations, warranties, and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Corp.” has the meaning set forth in the preamble to this Agreement.

“Additional Consideration” has the meaning set forth in Section 9.1(i)(2).

“Agent” has the meaning set forth in Section 3.2(b).

“Aggregate Merger Consideration” has the meaning set forth in Section 3.1(d).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.5.

“Alternative Proposal” means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Authority with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing 20% or more of the voting power of, or any similar transaction involving, MFB or MFB Financial, but specifically excluding the transactions contemplated by this Agreement.

“Articles of Merger” has the meaning set forth in Section 2.1(b)

“Assumed Option” has the meaning set forth in Section 7.16.

“Bank Merger” has the meaning set forth in the Recitals to this Agreement.

“Cash Consideration” has the meaning set forth in Section 3.1(c)(1).

“Cash Election” has the meaning set forth in Section 3.1(c)(1).

“Cash Election Shares” has the meaning set forth in Section 3.2(a).

“Certificates” means certificates evidencing shares of MFB Common Stock.

“Change in Recommendation” has the meaning set forth in Section 7.2(a).

“Claim” has the meaning set forth in Section 7.14(b).

“COBRA” has the meaning set forth in Section 7.15(c).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Competing Acquisition Agreement” has the meaning set forth in Section 7.2(c).

“Continuing Employees” has the meaning set forth in Section 7.15(b).

“CRA” means the Community Reinvestment Act.

“Defined Benefit Plan” means any qualified pension plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

“DOJ” means the United States Department of Justice.

“Effective Date” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Election Deadline” has the meaning set forth in Section 3.2(c).

“Election Form” has the meaning set forth in Section 3.2(b).

“Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“Environmental Studies” has the meaning set forth in Section 7.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” means a qualified employee stock ownership plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such financial institution mutually agreed upon by the Parties.

“Exchange Fund” has the meaning set forth in Section 3.3.

“Exchange Ratio” has the meaning set forth in Section 3.1(c)(2).

“Expert’s Opinion” has the meaning set forth in Section 7.5(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Indianapolis.

“Final MutualFirst Share Value” means the arithmetic average of the closing sales prices of MutualFirst Common Stock reported on the Nasdaq for the five consecutive trading days immediately preceding but not including the trading day prior to the Effective Date.

“FINRA” means the Financial Industry Regulatory Authority or any successor thereto.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IBCL” means the Indiana Business Corporation Law

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Independent Expert” has the meaning set forth in Section 7.5(a).

“Indiana Secretary” means the Secretary of State of the State of Indiana.

“Insurance Amount” has the meaning set forth in Section 7.14(a).

“Intellectual Property” has the meaning set forth in Section 5.27.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement-Prospectus” has the meaning set forth in Section 7.4(a).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by any executive officer or director of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other material written notice received by that Person.

“Lien” means any mortgage, pledge, security interest, lien or encumbrance.

“Material Adverse Effect” means, with respect to a Party, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of a Party and its Subsidiaries taken as a whole or (ii) would materially impair the ability of a Party to perform its obligations under this Agreement or otherwise materially impede the consummation of any of the Transactions; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates (b) changes in GAAP or regulatory accounting requirements applicable to thrifts and their holding companies generally, (c) any modifications or changes to policies, practices or charges, in each case taken by MFB or any of its Subsidiaries at the written request of MutualFirst or taken by a Party or its Subsidiaries in accordance with GAAP, (d) the impact of the announcement of this Agreement, (e) expenses incurred in connection with this Agreement or the Transactions, (f) actions or omissions of a Party taken with the prior written consent of the other Party or as permitted by this Agreement, (g) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of MFB and its Subsidiaries under employment  contracts, employee benefit plans, change in control agreements, severance agreements or other arrangements in existence as of the date hereof as Previously Disclosed, (h) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or a personnel of the United States, unless it uniquely affects either or both of the Parties and (i) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, of and from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under Environmental Laws.

“MFB” has the meaning set forth in the preamble to this Agreement.

“MFB Advisor” means Stifel, Nicolaus & Company, Incorporated

“MFB Articles” means the Articles of Incorporation of MFB Corp.

“MFB Board” means the Board of Directors of MFB Corp.

“MFB By-Laws” means the Code of By-Laws of MFB Corp.

“MFB Common Stock” means the common stock, without par value, of MFB Corp.

“MFB Employee Plans” means all stock option, restricted stock, stock unit, employee stock purchase, ownership and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and agreements, or any trust agreement (or similar arrangement) related thereto, all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of, and any employment, retirement, or similar agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is, will or may become due to, any present or former directors, employees or consultants of MFB or any of its Subsidiaries, whether written or oral.

“MFB Financial Change In Control Agreement” means the Change in Control Agreement between MFB Financial and James P. Coleman dated September 18, 2007.

“MFB Financial Director Fee Continuation Agreements” means the Director Fee Continuation Agreements between MFB Financial and its directors dated September 18, 2007.

“MFB Financial Employment Agreements” means the Amended and Restated Employment Agreements between MFB Financial and each of Charles J. Viater, Donald R. Kyle and Terry L. Clark, effective January 1, 2005 in the case of Viater and Kyle and effective January 16, 2007 in the case of Clark.

“MFB Financial Salary Continuation Agreement” means the Salary Continuation Agreement between MFB Financial and Charles J. Viater as adopted on September 18, 2007.

“MFB Insiders” has the meaning set forth in Section 5.19.

“MFB Meeting” has the meaning set forth in Section 7.2(a).

“MFB Objection Notice” has the meaning set forth in Section 7.5(a).

“MFB Section 16 Information” has the meaning set forth in Section 7.19.

“MFB Shareholder Rights” has the meaning set forth in Section 5.2(a).

“MFB Stock Options” has the meaning set forth in Section 5.2(b).

“MFB Stock Option Plans” means the 1997 MFB Corp. Stock Option Plan, the 2002 MFB Corp. Stock Option Plan and the 2008 MFB Corp. Stock Option and Incentive Plan.

“MFB Voting Agreement” has the meaning set forth in the Recitals of this Agreement.

“MFSB” has the meaning set forth in the Recitals to this Agreement.

“MutualFirst” has the meaning set forth in the preamble to this Agreement.

“MutualFirst Advisor” means Sandler O’Neill & Partners, L.P.

“MutualFirst Articles” means the Articles of Incorporation of MutualFirst Financial, Inc.

“MutualFirst Board” means the Board of Directors of MutualFirst Financial, Inc.

“MutualFirst By-Laws” means the ByLaws of MutualFirst Financial, Inc.

“MutualFirst Common Stock” means the common stock, par value $0.01 per share, of MutualFirst Financial, Inc.

“MutualFirst Insiders” has the meaning set forth in Section 6.18.

“MutualFirst Meeting” has the meaning set forth in Section 7.3.

“MutualFirst Voting Agreement” has the meaning set forth in the Recitals of this Agreement.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(d).

“Mixed Election” has the meaning set forth in Section 3.1(c)(3).

“Nasdaq” means the Nasdaq Stock Market.

“Non-Election Shares” has the meaning set forth in Section 3.2(a).

“OTS” means the Office of Thrift Supervision of the Department of the Treasury.

“Parties” means MFB, MutualFirst and Acquisition Corp.

“Party” means MFB, MutualFirst or Acquisition Corp.

“Person” means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means disclosed in a Party’s Securities Documents which are publicly available prior to the date hereof or in a written disclosure schedule delivered on the date hereof by the disclosing Party to the other Party and describing or listing in reasonable detail the matters contained therein.

“Registration Statement” has the meaning set forth in Section 7.4(a).

“Regulatory Authority” means any Government Authority charged with the supervision or regulation of financial institutions (or their holding companies or subsidiaries) including the OTS, the FDIC, the DOJ and the FINRA.

“REO” means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

“Required Environmental Expenditures” has the meaning set forth in Section 7.5(a).

“Resolution Period” has the meaning set forth in Section 7.5(a).

“Rights” means with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Rights Agreement” has the meaning set forth in Section 5.2(a).

“Rule 16(b) Insiders” has the meaning set forth in Section 7.19.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, forms, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC.

“Shortfall Number” has the meaning set forth in Section 3.2(f).

“Stock Consideration” has the meaning set forth in Section 3.1(c)(2).

“Stock Conversion Number” has the meaning set forth in Section 3.2(d).

“Stock Election” has the meaning set forth in Section 3.1(c)(2).

“Stock Election Shares” has the meaning set forth in Section 3.2(a).

“Stock Election Number” has the meaning set forth in Section 3.2(e).

“Subsidiary” means any entity which is required to be consolidated with a Party for financial reporting purposes.

“Superior Proposal” means any bona fide written Alternative Proposal which the MFB Board determines in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (1) after receiving the advice of the MFB Advisor or such other financial advisor (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal  (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law as reasonably determined by the MFB Board; provided however, for purposes hereof the reference to “20%” in the definition of Alternative Proposal shall be deemed to be “50.1%”.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Takeover Laws” has the meaning set forth in Section 5.31.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, medicare, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 9.6.

“Transactions” means the Merger and the Bank Merger.

“Treasury Stock” has the meaning set forth in Section 3.1(b).

Other terms used herein are defined elsewhere in this Agreement.

ARTICLE II
THE TRANSACTIONS

2.1  The Merger.  (a)  Constituent Corporations and Surviving Corporation.  The constituent corporations to the Merger are MFB and Acquisition Corp.  Acquisition Corp. shall be the surviving corporation (the “Surviving Corporation”) in the Merger and the corporate existence of MFB shall cease at the Effective Time.  The name of the Surviving Corporation shall be “MutualFirst Acquisition Corp.”

(b)  Corporate Law Filings and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the “Effective Time”) upon the filing of articles of merger (the “Articles of Merger”) relating to the Merger with the Indiana Secretary in accordance with Section 23-1-40-5 of the IBCL or such later time as may be agreed to by the Parties and which is set forth in the Articles of Merger, not to exceed 30 days after the Articles of Merger are filed with the Indiana Secretary.

(c)  Effects of Merger.  The Merger shall have the effects prescribed in the IBCL, including Acquisition Corp., as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Acquisition Corp., as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.  All rights of creditors and obligors and all Liens on the property of each of Acquisition Corp. and MFB shall be preserved unimpaired.

(d)  Articles of Incorporation and By-Laws of Surviving Corporation.  The Articles of Incorporation and By-Laws of the Surviving Corporation immediately after the Merger shall be those of Acquisition Corp. as in effect immediately prior to the Effective Time.

(e)  Directors of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Acquisition Corp. immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(f)  Officers of the Surviving Corporation.  The officers of the Surviving Corporation immediately after the Merger shall be the officers of Acquisition Corp. immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(g)  Short Form Plan of Merger.  The plan of merger included in this Section 2.1 shall be separately stated in a short form plan of merger to be executed by the Parties and such plan of merger shall be separately filed with or incorporated into the Articles of Merger to be filed with the Indiana Secretary

2.2  Bank Merger.  MFB shall cause MFB Financial, and MutualFirst shall cause MFSB, to timely take all necessary and appropriate action relating to the Bank Merger (including the execution of documents and instruments), as reasonably and mutually determined by MutualFirst and MFB including executing a separate agreement relating to the Bank Merger, to obtain all approvals and consents from Regulatory Authorities and third parties relating to the Bank Merger and to enable the Bank Merger to be consummated immediately following the Merger.

2.3  Effective Date.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Parties shall cause the effective date of the Merger (the “Effective Date”) to occur (i) not later than the 10th business day after the last of the conditions set forth in Article VIII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement, and all regulatory waiting periods and the time periods required by Section 9.1(i) have expired; or (ii) on such other date to which the Parties may agree in writing.  The Parties shall take all necessary action to pre-file the Articles of Merger to enable the Effective Time to occur on the Effective Date.

2.4  Reservation of Right to Revise Transactions.  MutualFirst shall have the right to revise the structure for effecting any of the Transactions with the consent of MFB, which consent will not be unreasonably withheld; provided, however, that MutualFirst shall not have the right, without the prior written approval of the MFB Board, and, if required, the approval of the MFB shareholders, to make any revision to the structure of the Transactions, which (a) changes the value amount or kind of the consideration which the MFB shareholders are entitled to receive in the Merger, (b) adversely affects the income Tax treatment of the Merger to the MFB shareholders, or (c) will materially delay or jeopardize the receipt of any necessary consents or approvals of Regulatory Authorities or other third parties with respect to any of the Transactions or otherwise cause any condition to the Transactions set forth in Article VIII hereof not to be capable of being fulfilled in a timely manner.  MutualFirst may exercise this right of revision by giving written notice thereof to MFB in the manner provided in Section 10.4.

ARTICLE III
CONVERSION OF SHARES

3.1  Conversion of MFB Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of MutualFirst, Acquisition Corp., MFB or the holders of any of the shares of MFB Common Stock, the Merger shall be effected in accordance with the following terms:

(a)  Outstanding MutualFirst and Acquisition Corp. Common Stock.  Each share of MutualFirst Common Stock and Acquisition Corp. common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)  Cancellation of Treasury Stock, etc.  All shares of MFB Common Stock held in the treasury of MFB (“Treasury Stock”) and each share of MFB Common Stock owned by MutualFirst or any of its Subsidiaries immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)  Outstanding MFB Common Stock.  Subject to the provisions of this Article III, each share of MFB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b)) shall become and be converted into, as provided in and subject to the limitations set forth in this Article III and 9.1(i)(2) if applicable, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(1)  for each share of MFB Common Stock with respect to which  an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), cash from MutualFirst in the amount of $41.00 (the “Cash Consideration”);

(2)  for each share of MFB Common Stock with respect to which an election to receive MutualFirst Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), 2.59 shares of MutualFirst Common Stock (the “Exchange Ratio”) (the “Stock Consideration”);

(3)  a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election”); or

(4)  for each share of MFB Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost, pursuant to Section 3.2, such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2 for Non-Election Shares.

(d)  Merger Consideration.  The consideration that any one MFB shareholder may receive pursuant to Article III is referred to herein as the “Merger Consideration” and the consideration that all of the MFB shareholders are entitled to receive pursuant to Article III is referred to herein as the “Aggregate Merger Consideration”.

(e)  Cancellation of MFB Common Stock.  After the Effective Time, shares of MFB Common Stock shall be no longer outstanding and shall be automatically canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent the right to receive the Merger Consideration and any dividends or distributions with a record date prior to the Effective Time that were declared or made by MFB on such shares of MFB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.2  Election Procedures.  (a)           General Provisions.  Holders of MFB Common Stock may elect to receive shares of MutualFirst Common Stock or cash (in either case without interest) in exchange for their shares of MFB Common Stock in accordance with the procedures set forth herein. Shares of MFB Common Stock as to which a Cash Election (including pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of MFB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of MFB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non- Election Shares.”

(b)           Election Form and Transmittal Materials.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as MFB and MutualFirst shall mutually agree (“Election Form”), shall be mailed to each holder of record of MFB Common Stock as of the record date of the MFB Meeting at approximately the same time as the Joint Proxy Statement - Prospectus is mailed to the holders of record of MFB Common Stock.  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of MFB Common Stock held by such holder, (ii) to elect to receive the Stock Consideration for all of such shares, (iii) to elect to receive the Stock Consideration for a part of such holder’s MFB Common Stock and the Cash Consideration for the remaining part of such holder’s MFB Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or MutualFirst Common Stock for such shares. A holder of record of shares of MFB Common Stock who holds such shares as nominee, trustee or in another representative capacity (an “Agent”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of MFB Common Stock held by such Agent for a particular beneficial owner. Any shares of MFB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c)           Election Deadline.  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Central Time, on the date specified as the election deadline in the Election Form (or such other time and date as MFB and MutualFirst may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur more than five (5) business days prior to the anticipated Effective Date or after the Effective Date.  MFB shall use its reasonable efforts to make available such additional Election Forms as MutualFirst may permit, to all Persons who become holders of record of MFB Common Stock between the Election Form Record Date and the close of business on the 2nd business day prior to the Election Deadline. MFB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of MFB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an MFB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of MFB Common Stock held by such shareholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. MutualFirst shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All elections shall be revoked automatically if the Exchange Agent is notified in writing by MutualFirst or MFB, upon exercise by MutualFirst or MFB of its respective or their mutual rights to terminate this Agreement to the extent provided under Section 9.1, that this Agreement has been terminated in accordance with Section 9.1.

(d)           Stock Conversion Number.  Notwithstanding any other provision contained in this Agreement, the total number of shares of MFB Common Stock to be converted into Stock Consideration pursuant to Section 3.1(c)(2) (the “Stock Conversion Number”) shall be equal to eighty percent (80%) of the number of shares of MFB Common Stock outstanding immediately prior to the Effective Time.  All of the other shares of MFB Common Stock shall be converted into Cash Consideration (in each case, excluding shares of MFB Common Stock to be canceled as provided in Section 3.1(b)).

(e)           Excess Stock Election Shares.  If the aggregate number of shares of MFB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(f)           Excess Cash Election Shares.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)           If the Shortfall Number is less than or equal to the number of Non- Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(g)           No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no Certificates or scrip representing fractional shares of MutualFirst Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to MutualFirst Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of MutualFirst. In lieu of the issuance of any such fractional share, MutualFirst shall pay to each former holder of MFB Common Stock who otherwise would be entitled to receive a fractional share of MutualFirst Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Final MutualFirst Share Value.  For purposes of determining any fractional share interest, all shares of MFB Common Stock owned by a MFB shareholder shall be combined so as to calculate the maximum number of whole shares of MutualFirst Common Stock issuable to such MFB shareholder.

3.3  Delivery of Aggregate Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Certificates Surrendered at or Prior to the Election Deadline.  At or prior to the Effective Time, MutualFirst shall deliver to the Exchange Agent the Aggregate Merger Consideration which shall consist of (i) certificates for MutualFirst Common Stock equal to the product of the Stock Conversion Number and the Exchange Ratio and (ii) the aggregate Cash Consideration equal to the product of twenty percent (20%) of the number of shares of MFB Common Stock outstanding immediately prior to the Effective Time and $41.00 (collectively, the “Exchange Fund”).  On an “as required” basis, MutualFirst shall promptly and timely tender to the Exchange Agent additional cash funds required for the payment of cash in lieu of fractional shares in the Merger, which amounts when paid shall constitute a part of the Exchange Fund.  As soon as practicable after the Effective Date, but not later than the 10th business day after the Effective Date, the Exchange Agent shall tender to each shareholder of MFB, who properly surrendered Certificates to the Exchange Agent with an Election Form at or prior to the Election Deadline (x) a certificate representing that number of shares of MutualFirst Common Stock (if any) to which such former holder of MFB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (y) a check representing that amount of cash (if any) to which such former holder of MFB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (z) a check representing the amount of cash (if any) payable in lieu of a fractional share of MutualFirst Common Stock, which such former holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of Section 3.2, and the Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.4  Exchange and Other Procedures Relating to Certificates Surrendered after the Election Deadline.

(a)  Transmittal and Deliveries.  As promptly as practicable after the Effective Date, but not later than ten (10) business days thereafter, with respect to MFB shareholders (i) whose addresses have been furnished to MutualFirst or the Exchange Agent on or prior to the Effective Date and (ii) who did not surrender or improperly surrendered their Certificates to the Exchange Agent by the Election Deadline, MutualFirst shall cause the Exchange Agent to send to each such shareholder transmittal materials (which shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by MutualFirst or the Exchange Agent) for use in exchanging such shareholder’s Certificates for the Stock Consideration and/or the Cash Consideration, whichever is applicable.  Upon proper delivery to the Exchange Agent of Certificates (or indemnity reasonably satisfactory to MutualFirst and the Exchange Agent, if any of such Certificates are lost, stolen or destroyed) owned by such shareholder, the Exchange Agent shall promptly deliver to such shareholder the Stock Consideration and/or Cash Consideration applicable thereto, and if appropriate, a check for any cash in lieu of a fractional share interest.  No interest will be paid with respect to any of the foregoing.  MutualFirst and the Exchange Agent shall be entitled to rely upon the stock transfer books of MFB to establish the identity of those Persons entitled to receive the Merger Consideration pursuant to this Article III, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, MutualFirst or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(b)  Restrictions on the Payment of Dividends.  No dividends or other distributions with respect to MutualFirst Common Stock to be issued in the Merger with a record date occurring after the Effective Time shall be paid with respect to any unsurrendered or improperly surrendered Certificates until the holder thereof shall be entitled to receive the Stock Consideration in exchange therefor in accordance with the procedures set forth in this Section 3.4.  After becoming so entitled in accordance with this Section 3.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MutualFirst Common Stock such holder had the right to receive upon the proper surrender of the applicable Certificate.

(c)  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)  Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of MFB of the MFB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or MutualFirst, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.4.

3.5  Return of Exchange Fund.  At any time following the six (6) month period after the Effective Time, MutualFirst shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Certificates shall be entitled to look to MutualFirst (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither MutualFirst nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant any abandoned property, escheat or other similar law.

3.6  Withholding.  MutualFirst or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of MFB Common Stock such amounts as MutualFirst (or any of its affiliates) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by MutualFirst or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the MFB Common Stock in respect of whom such deduction and withholding were made by MutualFirst or the Exchange Agent.

ARTICLE IV
ACTIONS PENDING TRANSACTION

4.1  Forbearances of MFB and its Subsidiaries.  From the date hereof until the Effective Time, except as Previously Disclosed or otherwise expressly contemplated by this Agreement, without the prior written consent of MutualFirst (which consent under subsections (e), (j), (m), (n), (q), (r), (s), (w), and (x) shall not be unreasonably withheld or delayed), MFB will not, and will cause each of its Subsidiaries not to:

(a)  Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)  Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except for the issuance of MFB Common Stock upon the exercise of MFB Stock Options; or (ii) enter into any agreement with respect to the foregoing.

(c)  Other Securities.  Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

(d)  Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) regular quarterly cash dividends on MFB Common Stock in an amount not to exceed $0.19 per share, with record and payment dates consistent with past practice; provided, however, the declaration of the last quarterly dividend by MFB prior to the Effective Time and the amount and payment thereof shall be coordinated with MutualFirst so that no shareholder of MFB Common Stock who shall be entitled to receive the Stock Consideration will receive dividends on both MFB Common Stock and MutualFirst Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either his MFB Common Stock or MutualFirst Common Stock to be received in the Merger) with respect to such quarterly period, and (B) dividends from wholly owned Subsidiaries to MFB or to another wholly owned Subsidiary of MFB) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights, except in connection with the exercise of stock options where outstanding shares of MFB Common Stock are used to pay the exercise price.

(e)  Compensation; Employment, Etc.  (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, MFB or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements; or (B) normal individual annual increases in salary to rank and file employees not to exceed three percent (3%) to any employee, in each case in the ordinary course of business consistent with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than $10,000 for employees and directors to attend conventions or similar meetings after the date hereof.

(f)  Benefit Plans.  Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any MFB Employee Plan, or take any action to accelerate the vesting of benefits thereunder.

(g)  Dispositions.  Sell, transfer, mortgage or encumber any of its assets or properties, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities.

(h)  Leases or Licenses.  Enter into, modify, amend or renew any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $50,000.

(i)  Acquisitions.  Except as permitted under Section 4.1(r) and (q), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(j)  Loans, Loan Participations and Servicing Rights.  Sell or acquire any loans (excluding originations) or loan participations; or sell or acquire any servicing rights.

(k)  Governing Documents.  Amend its certificate or articles of incorporation, charter or by-laws (or similar governing documents).

(l)  Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority.

(m)  Contracts.  Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, or to the extent permitted by Section 4.1(h), (q), (r), (s), (t) or (w), enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

(n)  Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to MFB or any of its Subsidiaries under any insurance policy maintained by MFB or any of its Subsidiaries), settle any claim, action or proceeding against it.  Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to MFB and its Subsidiaries, taken as a whole.

(o)  Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither MFB nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

(p)  Deposit Taking and Other Bank Activities.  In the case of MFB Financial (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)  Investments.  Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practices to maintain investment portfolios of MFB and its Subsidiaries that have risk and asset mix characteristics similar to those as of the date hereof; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any, existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)  Capital Expenditures.  Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed, for emergency repairs or replacements.

(s)  Lending.  (i) Make any material changes in its policies concerning loan underwriting or which Persons may approve loans or fail to comply with such policies; or (ii) make or commit to make any new loan, line or letter of credit, or any new or additional discretionary advance under any existing loan, line or letter of credit, or restructure any existing loan, line or letter of credit so that any such loan, line or letter of credit after such action exceeds $1,000,000 without the prior written consent of MutualFirst acting through its Chief Executive Officer or a Senior Vice President in a written notice to MFB, which approval or rejection shall be given within five (5) business days after delivery by MFB to such officer of MutualFirst of information concerning the loan reasonably necessary for MutualFirst to make a decision.

(t)  Joint Ventures and Real Estate Development Operations.  Except as Previously Disclosed, engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(u)  Adverse Actions.  Knowingly take, or fail to take, any action that is intended or is reasonably likely to result in (i) any of MFB’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at or prior to the Effective Date (disregarding Material Adverse Effect qualifications); (ii) the Merger failing to qualify as a “reorganization” under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

(v)  Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)  Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 4.1(s).

(x)  Charitable Contributions.  Make any charitable or similar contributions in excess of $1,000 individually or $10,000 in the aggregate.

(y)  New Lines of Business.  Develop, market or implement any new lines of business.

(z)  Performance of Obligations.  Take any action that is likely to materially impair MFB’s ability to perform any of its obligations under this Agreement.

(aa)  Commitments.  Agree or commit to do any of the foregoing.

4.2  Forbearances of MutualFirst and its Subsidiaries.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MFB, MutualFirst will not, and will cause each of its Subsidiaries not to:

(a)  Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)  Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights or (ii) enter into any agreement with respect to the foregoing, except for the (1) issuance of stock options and restricted stock to employees and directors consistent with past practice, (2) issuance of MutualFirst Common Stock upon the exercise of stock options, and (3) open market repurchases pursuant to its current repurchase plan.

(c)  Other Securities.  Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes, except in connection with financing the funding of the payment of the Cash Consideration.

(d)  Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or ownership interests (other than (A) regular quarterly cash dividends on MutualFirst Common Stock in an amount not to exceed $0.16 per share, with record and payment dates consistent with past practice, and (B) dividends from wholly owned Subsidiaries to MutualFirst or to another wholly owned Subsidiary of MutualFirst), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights, except in connection with (1) the exercise of stock options where outstanding shares of MutualFirst Common Stock are used to pay the exercise price and (2) open market repurchases pursuant to its current repurchase plan.

(e)  Adverse Actions.  Knowingly take, or fail to take, any action that is intended or is reasonably likely to result in (i) any of MutualFirst’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding Material Adverse Effect qualifications); (ii) the Merger failing to qualify as a “reorganization” under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement;

(f)  Governing Instruments.  Take any action or amend the MutualFirst Articles or MutualFirst By-Laws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(g)  Regulatory Approvals.  Knowingly take or omit to take any other action that would materially adversely affect or materially delay the ability of MutualFirst to obtain or otherwise materially adversely affect MutualFirst’s or MFSB’s ability to consummate the Transactions; or

(h)  Performance of Obligations.  Take any action that is likely to materially impair MutualFirst’s ability to perform any of its obligations under this Agreement.

(i)  Commitment.  Agree or commit to do any of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MFB

MFB represents and warrants to MutualFirst that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article V), subject to the standard and qualifications set forth in Section 5.1 and except as Previously Disclosed, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date.

5.1  Standard.  No representation or warranty of MFB contained in this Article V shall be deemed not complete, untrue or incorrect, and MFB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, has had or is reasonably expected to have a Material Adverse Effect on MFB, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply (a) as of the date of this Agreement to the representations and warranties contained in Sections 5.2, and 5.12(b),(c), (d) and (g), which shall be true and correct as all respects, (b) as of the date of this Agreement to any representation or warranty contained in Section 5.3(a), 5.4, 5.5(b)(i), 5.6(a), 5.7, 5.8(e), 5.9, 5.10, 5.13, 5.16, 5.17, 5.23 or 5.25 that is material to the business, condition (financial or otherwise), operating results or operations of MFB and its Subsidiaries, taken as a whole, which representation or warranty shall be true and correct in all material respects, and (c) at any time to the representations and warranties under 5.5(a), 5.14, 5.20 and 5.31, which representations and warranties shall be true and correct in all respects at all times.

5.2  Capitalization.

(a)  The authorized capital stock of MFB consists of (i) 5,000,000 shares of MFB Common Stock of which, as of the date hereof, (A) 1,379,671 are issued and outstanding, together with the Rights (the “MFB Shareholder Rights”) issued pursuant to the Rights Agreement, dated as of October 2, 2006, between MFB and Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”) and (B) 309,746 are held as Treasury Stock; and (ii) 2,000,000 shares of preferred stock, without par value, of which no shares are outstanding.  All of the issued and outstanding shares of MFB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  None of the shares of MFB Common Stock has been issued in violation of the preemptive rights of any Person.  All issuances of securities by MFB have been registered under the applicable Securities Act and state securities law requirements or were exempt from such registration requirements.

(b)  Options covering 141,210 shares of MFB Common Stock are outstanding on the date hereof (the “MFB Stock Options”) under the MFB Stock Option Plans with an average exercise price of $25.16 per share.  The name of each holder of MFB Stock Options, together with the date of each award, the number of option shares subject to each award, the expiration date(s) thereof, and the vesting date(s) of unvested awards in each case, as of the date hereof, are Previously Disclosed.  Except for the MFB Shareholder Rights or as set forth above in this subsection (b), there are no Rights issued or outstanding with respect to MFB capital stock.  The MFB Board has taken all necessary action to exempt MutualFirst and Acquisition Corp. from the definition of an “Acquiring Person” or “Adverse Person” (as such terms are defined in the Rights Agreement) and the Transactions from the transactions subject to the MFB Shareholder Rights including Section 13 of the Rights Agreement so that the entering into of this Agreement and the consummation of the Transactions contemplated hereby (individually or in conjunction with any other event) do not and will not result in the ability of any Person to exercise any MFB Shareholder Rights under the Rights Agreement (or receive any other benefits under the Rights Agreement) or enable or require the MFB Shareholders Rights to separate from the shares of MFB Common Stock to which they are attached or to be triggered or become exercisable or redeemable.  MFB does not maintain a dividend reinvestment plan.

5.3  Organization, Standing and Authority of MFB.

(a)  MFB is a unitary savings and loan holding company, duly organized and validly existing under the laws of the State of Indiana, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted.

(b)  MFB is duly licensed and qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing property or the conduct of its business requires such licensing or qualification.  MFB has previously made available to MutualFirst the MFB Articles and MFB By-Laws.

5.4  MFB Subsidiaries.  MFB has Previously Disclosed the name and jurisdiction of incorporation or organization of each of its Subsidiaries.  Each Subsidiary of MFB is duly organized and validly existing under the laws of its place of incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.  MFB or an MFB Subsidiary owns all of the issued and outstanding shares of capital stock or other ownership interests of each MFB Subsidiary, free and clear of all Liens.  There are no Rights issued or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of MFB.  Except for the ownership of the MFB Subsidiaries, readily marketable securities, securities held-to-maturity in the MFB Financial’s investment portfolio and FHLB stock, neither MFB nor any of its Subsidiaries owns any equity or profit and loss interest in any other Person.  MFB has previously made available to MutualFirst the certificate or articles of incorporation, charter, bylaws and other governing documents of each of its Subsidiaries.

5.5  Authorized and Effective Agreement.

(a)  MFB has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods, and the approval of this Agreement by the shareholders of MFB) to perform all of its obligations hereunder.  This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, and unanimously approved by the MFB Board and no other corporate action is required in respect thereof on the part of MFB, except for the approval of this Agreement by MFB’s shareholders owning a majority of the issued and outstanding shares of MFB Common Stock.  This Agreement has been duly and validly executed and delivered by MFB and, assuming due authorization, execution and delivery by MutualFirst and Acquisition Corp., constitutes the legal, valid and binding obligation of MFB, enforceable against MFB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Neither the execution and delivery of this Agreement nor completion of the Transactions, nor compliance by MFB or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MFB Articles, MFB By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MFB or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MFB or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the shareholders of MFB, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to MFB or any of its Subsidiaries.

(c)  Except for (i) the filing of applications with and the approvals of applicable Regulatory Authorities relating to the Transactions and the change of ownership of the MFB Subsidiaries, (ii) the approval of this Agreement by shareholders at the MFB Meeting and the approval of the stock issuance at the MutualFirst Meeting, (iii) the filing with and clearance by the SEC of the Registration Statement and any state securities filings and clearances, (iv) the filing of the Articles of Merger (and short form plan of merger, if applicable) with the Indiana Secretary and (v) the filing of documents with applicable Regulatory Authorities to cause the Bank Merger to become effective, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MFB or any of its Subsidiaries or, to the Knowledge of MFB, by MutualFirst or any of its Subsidiaries, in connection with the completion of the Transactions and the change in ownership of the MFB Subsidiaries.

(d)  As of the date hereof, MFB is not aware of any reasons relating to MFB or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

5.6  Securities Documents and Regulatory Reports.

(a)  MFB’s Securities Documents filed after September  30, 2003, (i) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents in all material respects the financial position of MFB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of MFB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(b)  MFB and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  In connection with the examinations of MFB Financial since September 30, 2003 by the OTS, the FDIC or any other Regulatory Authority, MFB Financial was not required to correct or change any action, procedure or proceeding which MFB believes has not been corrected or changed as required.  As of the date hereof, the last examination of MFB Financial by the OTS was as of June 25, 2007.

5.7  Material Adverse Effect.  Since September 30, 2007, (a) to the date of this Agreement, MFB and its Subsidiaries have conducted their businesses only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen (including litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MFB.

5.8  Environmental Matters.

(a)  MFB and its Subsidiaries are in compliance with all Environmental Laws.  Neither MFB nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance.  To the Knowledge of MFB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)  None of the properties currently owned or operated by MFB or any MFB Subsidiary other than REO, or to the Knowledge of MFB, no REO of MFB or any MFB Subsidiary or any other property previously owned or operated or currently leased by MFB or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law.

(c)  To the Knowledge of MFB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of MFB or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MFB or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)  Neither MFB nor any MFB Subsidiary (i) has, to the Knowledge of MFB, conducted any environmental studies during the past five years with respect to any properties owned by it, or (ii) is aware of any Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

(e)  Neither MFB nor any of its Subsidiaries has any material liability relating to Materials of Environmental Concern or under any Environmental Law in connection with any property leased, owned or formerly owned by it.

5.9  Tax Matters.

(a)  MFB and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not yet required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date.  Neither MFB nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.  MFB and its Subsidiaries have timely and properly withheld and paid over all material Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)  All Tax Returns filed by MFB or any of its Subsidiaries are complete and accurate in all material respects.  Neither MFB nor any MFB Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return with respect to any material Taxes.  No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MFB or any of its Subsidiaries which have not been settled and paid.  There are no agreements in effect with respect to MFB or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes.  No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the Knowledge of MFB, is threatened.

(c)  None of the Tax Returns of MFB or any of its Subsidiaries with respect to income Taxes have during the past three years been audited or examined by applicable Tax authorities.

(d)  Neither MFB nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement pursuant to which it or any of its Subsidiaries has any obligation to any party (other than it or one of its Subsidiaries) with respect to Taxes.  Neither MFB nor any of its Subsidiaries is required (or will any successor in the Transactions be required) to include in income any adjustment pursuant to Section 481(a) of the Code as a result of the consummation of transactions occurring on or prior to the Effective Date or by reason of any change in accounting method occurring on or prior to the Effective Date (nor does MFB have any Knowledge that the IRS has proposed (or will propose) any such adjustment or change of accounting method).

(e)  None of MFB and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was MFB) or (ii) has any liability for the Taxes of any Person (other than any of MFB and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

5.10  Legal Proceedings.  There are no material actions, suits, claims or proceedings (civil, criminal or administrative) pending, or to the Knowledge of MFB, any unasserted material possible claim or threatened claim, against MFB or any of its Subsidiaries or against any asset, interest or right of MFB or any of its Subsidiaries, or against any officer, director or employee of MFB or any of its Subsidiaries in such capacity.

5.11  Compliance with Laws.

(a)  MFB and its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of MFB, will not be materially adversely affected by virtue of the completion of the Transactions or the change in ownership of any of the MFB Subsidiaries; and to the Knowledge of MFB, no suspension or cancellation of any of the same is threatened.

(b)  MFB and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, fair lending, bank secrecy, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, labor, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities.  Neither MFB nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MFB or any of its Subsidiaries is not in compliance with any of the foregoing.  MFB Financial is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to thrift institutions issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing.  Neither MFB nor MFB Financial has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)  To the Knowledge of MFB, no investigation or review by any Governmental Authority with respect to MFB or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to MFB or any of its Subsidiaries an intention to conduct the same, other than normal or routine regulatory examinations.

(d)  MFB Financial has a CRA rating of “satisfactory” or better.

5.12  Employee Benefit Plans.

(a)  MFB has Previously Disclosed all MFB Employee Plans and has heretofore delivered or made available to MutualFirst accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Authority with respect thereto, and (iii) the most recent rulings and determination letters and any open requests for rulings or letters that pertain thereto.

(b)  Neither MFB nor any of its Subsidiaries currently maintains or sponsors any Defined Benefit Plan or ESOP.  Any Defined Benefit Plan or ESOP previously maintained or sponsored by MFB or any of its Subsidiaries has been terminated and neither MFB nor any of its Subsidiaries has any liability with respect to any previously terminated Defined Benefit Plan or ESOP.

(c)  To the Knowledge of MFB, neither MFB nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

(d)  To the Knowledge of MFB, no transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any MFB Employee Plan which could result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

(e)  The MFB Employee Plans have been maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.  All contributions required to be made to the MFB Employee Plans at the date hereof have been made, and all contributions required to be made to the MFB Employee Plans prior to the Effective Time will have been made.  There are no unaccrued obligations or liabilities of MFB or any of the MFB Subsidiaries under any of the MFB Employee Plans.

(f)  To the Knowledge of MFB, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the MFB Employee Plans or any trust related thereto or any fiduciary thereof.

(g)  Neither MFB nor any of its Subsidiaries has made any payments, or is a party to any agreement or any MFB Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that, when made, would not be deductible because of Sections 162(m) or 280G of the Code.

(h)  Except as required by COBRA, neither MFB nor any of its Subsidiaries has any obligation to provide retiree welfare benefits (including health benefits) or post-termination welfare benefits (including health benefits) to any current or former employees, directors, advisory directors, independent contractors or agents.

5.13  Certain Contracts.  Neither MFB nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB borrowings) or the guarantee of any material obligation by it, (b) any agreement, arrangement or commitment relating to the election or retention in office of any present or former director, advisory director, officer or employee of MFB or any of its Subsidiaries, (c) any agreement, arrangement or understanding (other than as provided in the certificate or articles of incorporation, charter or bylaws of MFB or its Subsidiaries) pursuant to which MFB or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of MFB or any of its Subsidiaries; (d) any agreement, arrangement or understanding to which MFB or any of its Subsidiaries is a party or by which it is bound which limits the freedom of MFB or any of its Subsidiaries to compete in any line of business or with any Person; (e) any agreement pursuant to which loans or servicing rights have been sold by MFB or any of its Subsidiaries, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon MFB or any of its Subsidiaries, other than in the ordinary course of business; or (f) any other material agreement, commitment or understanding.  For purposes of subsection (f) above and Section 4.1(m), a material agreement, commitment or understanding shall not include any deposit account liability, any arrangement which is terminable by MFB or a Subsidiary of MFB on 90 days or less advance written notice without penalty, premium or monetary obligation of MFB or any of its Subsidiaries which involves the payment by MFB or its Subsidiaries of less than $75,000 annually or $100,000 in the aggregate.

5.14  Brokers and Finders.  Neither MFB nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MFB Advisor.  MFB has made available to MutualFirst a true and correct copy of its agreement with the MFB Advisor.

5.15  Insurance.  MFB and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.  Neither MFB nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.  All material insurance policies maintained by MFB or any MFB Subsidiary are Previously Disclosed.

5.16  Properties.  All real and personal property owned by MFB or any of its Subsidiaries or presently used in its business is sufficient to carry on the businesses of MFB and its Subsidiaries in the ordinary course of business consistent with past practice.  MFB and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the MFB consolidated financial statements as of September 30, 2007 which are included in  MFB’s Securities Documents.  All real and personal property the loss of which would be material to the business of MFB or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions.  All improved real property owned or leased by MFB or any of its Subsidiaries is in compliance with all applicable laws including zoning laws and the Americans With Disabilities Act.  No expressed or implied representation or warranty is made by MFB with respect to the physical condition of the fixed assets of MFB or any of its Subsidiaries, it being the understanding of the Parties that such fixed assets shall be accepted by MutualFirst  in “as is” condition.

5.17  Labor.  No work stoppage involving MFB or any of its Subsidiaries is pending or, to the Knowledge of MFB, threatened.  Neither MFB nor any of its Subsidiaries is involved in or, to the Knowledge of MFB, threatened with or affected by, any material labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees.  There are no groups of employees of MFB or any of its Subsidiaries who are members of a union relating to their employment with MFB or any of its Subsidiaries.

5.18  Allowance for Loan Losses.  The allowance for loan losses reflected on MFB’s consolidated balance sheet as of September 30, 2007 included in the MFB Securities Documents is, and will be in the case of MFB consolidated balance sheets included in the MFB Securities Documents filed after the date hereof, adequate, in the reasonable judgment of the management of MFB and the MFB Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

5.19  Transactions with Insiders.  Since September  30, 2003, all transactions in which any of the executive officers or directors of MFB or any of its Subsidiaries or members of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such executive officers or directors (collectively, “MFB Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied  or provided goods to, purchased assets from, sold assets to, or done business in any manner with, MFB or any of its Subsidiaries are in compliance with applicable laws, rules and regulations.  No MFB Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MFB or any of its Subsidiaries or in any liability, obligation or indebtedness of MFB or any of its Subsidiaries, except for deposits of MFB Financial.

5.20  Fairness Opinion.  The MFB Board has received the opinion of MFB Advisor dated the date hereof to the effect that, as of such date, the Aggregate Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the shareholders of MFB.

5.21  No Undisclosed Liabilities.  Neither MFB nor any of its Subsidiaries  has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MFB or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MFB and its Subsidiaries or the notes thereto, except for (a) liabilities set forth or reserved against in the MFB audited consolidated financial statements as of September 30, 2007 or the notes thereto which are included in MFB’s Securities Documents, and (b) liabilities occurring in the ordinary course of business since September  30, 2007 or relating to this Agreement, the Transactions or the change in ownership of the MFB Subsidiaries.

5.22  Indemnification.  To the Knowledge of MFB, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MFB or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MFB or any of its Subsidiaries.

5.23  Loan Portfolio.  Each loan reflected as an asset on the MFB consolidated financial statements as of September 30, 2007 which is included in MFB’s Securities Documents, and each loan originated or acquired by MFB or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.  All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings).  All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans.  None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application.  The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file.  All security interests granted in favor of the lender of each loan as reflected in the loan documents have been properly perfected.  None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of MFB or any of its Subsidiaries.  Neither MFB nor any of its Subsidiaries has notice or Knowledge of, and has consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness.

5.24  Investment Portfolio.  Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, and for FHLB stock, none of the investment securities reflected in the MFB consolidated financial statements as of September 30, 2007 which are included in MFB’s Securities Documents and none of the investment securities since acquired by MFB or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of MFB or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

5.25  Books and Records.  The corporate record books (other than stock ledgers and stock records) of MFB and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and shareholders of MFB and its Subsidiaries.  The stock ledgers and stock records of MFB and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock.  The accounting books and records of MFB and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of MFB and its Subsidiaries.

5.26  Defaults.  Neither MFB nor any of its Subsidiaries is in default of any obligation to be performed by it under any agreement or commitment in effect as of the date hereof.  To the Knowledge of MFB, no other party to any such agreement or commitment is in default in any obligation to be performed by such party.

5.27  Intellectual Property.  MFB and its Subsidiaries own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) (collectively, “Intellectual Property”) which are material to the conduct of the businesses of MFB and its Subsidiaries free and clear of all Liens.  To the Knowledge of MFB, none of the Intellectual Property of MFB and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MFB or any of its Subsidiaries with respect to any Intellectual Property of MFB or any of its Subsidiaries.  The Intellectual Property of MFB and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

5.28  Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MFB’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MFB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither MFB nor any of its Subsidiaries, nor to the Knowledge of MFB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.29  Trust Administration.  To the Knowledge of MFB, each MFB Subsidiary that acts in a fiduciary capacity has properly administered in all material respects all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law.  To the Knowledge of MFB, neither MFB, any MFB Subsidiary, nor any director, officer, or employee of MFB or any of its Subsidiaries acting on behalf of MFB or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.  There is no investigation or inquiry by any Governmental Authority pending, or to the Knowledge of MFB, threatened, against or affecting MFB or any of its Subsidiaries relating to the compliance by MFB or any such Subsidiary with sound fiduciary principles and applicable regulations.

5.30  Internal Controls.  None of MFB or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MFB or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  MFB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.31  Takeover Laws.  MFB has taken or will take all necessary actions so that this Agreement and the Transactions are not subject to the requirements of any “moratorium,” “control share”, “fair price”, “affiliate transactions”, “business combination” or other antitakeover laws and regulations of any state, including the provisions of the IBCL (“Takeover Laws”) applicable to MFB or any MFB Subsidiary.

5.32  Representations Not Misleading.  No representation or warranty by MFB in this Agreement, or in any schedule furnished to MutualFirst or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST

MutualFirst represents and warrants to MFB that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article VI), subject to the standard and qualifications set forth in Section 6.1 and except as Previously Disclosed, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date.

6.1  Standard.  No representation or warranty of MutualFirst contained in this Article VI shall be deemed not complete, untrue or incorrect, and MutualFirst shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonable expected to have a Material Adverse Effect on MutualFirst, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply (a) as of the date of this Agreement to the representations and warranties contained in Section 6.2, which shall be true and correct in all respects, (b) as of the date of this Agreement to any representation or warranty in Section 6.3(a), 6.4, 6.7, 6.8(e), 6.9, 6.10, 6.15, 6.16, 6.22 or 6.24 that is material to the business, condition (financial or otherwise), operating results or operations of MutualFirst and its Subsidiaries, taken as a whole, which representation or warranty shall be true and correct in all material respects and (c) at any time to the representations and warranties under Sections 6.5(a), 6.13, 6.19 and 6.30, which representations and warranties shall be true and correct in all respects at all times.

6.2  Capitalization.  As of the date hereof, the authorized capital stock of MutualFirst consisted of (a) 20,000,000 shares of MutualFirst Common Stock, of which [4,226,638] shares were issued and outstanding, and no shares were held in treasury, and (b) 5,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding.  As of the date hereof, MutualFirst does not have any Rights issued or outstanding with respect to MutualFirst Common Stock and MutualFirst does not have any commitment to authorize, issue or sell any MutualFirst Common Stock or Rights, other than pursuant to (i) this Agreement and (ii) outstanding stock options and restricted stock. The issued and outstanding shares of MutualFirst Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  The shares of MutualFirst Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.  All issuances of securities by MutualFirst have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements.

6.3  Organization, Standing and Authority of MutualFirst.

(a)  MutualFirst is a unitary savings and loan holding company, duly organized and validly existing under the laws of the State of Maryland, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted.

(b)  MutualFirst is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

6.4  MutualFirst Subsidiaries.  Each Subsidiary of MutualFirst is duly organized and validly existing under the laws of the place of its incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.  In the case of Acquisition Corp., it was formed to facilitate the Merger and has not engaged in any business activity.

6.5  Authorized and Effective Agreement.

(a)  Each of MutualFirst and Acquisition Corp. has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods and the approval of the issuance of MutualFirst Common Stock as contemplated by this Agreement by the shareholders of MutualFirst) to perform all of its obligations hereunder.  This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, and unanimously approved by the members of the MutualFirst Board in attendance at the meeting to consider and vote upon this Agreement and the Transactions and the Board of Directors of Acquisition Corp. and no other corporate action is required in respect thereof on the part of MutualFirst or Acquisition Corp., except for the approval by the holders of a majority of the votes present or represented by proxy at the MutualFirst Meeting of the issuance of MutualFirst Common Stock as contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by each of MutualFirst and Acquisition Corp. and, assuming due authorization, execution and delivery by MFB, constitutes the legal, valid and binding obligation of each of MutualFirst and Acquisition Corp., enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by MutualFirst or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MutualFirst Articles, MutualFirst By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MutualFirst or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MutualFirst or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the shareholders of MutualFirst, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to MutualFirst or any of its Subsidiaries.

(c)  Except for the filings and approvals contemplated by Section 5.5(c), no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MutualFirst or any of its Subsidiaries, or to the Knowledge of MutualFirst, by MFB or any of its Subsidiaries, in connection with the completion of the Transactions.

(d)  As of the date hereof, MutualFirst is not aware of any reasons relating to MutualFirst or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

6.6  Securities Documents and Regulatory Reports.

(a)  MutualFirst’s Securities Documents filed after December 31, 2003, (i) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, in all material respects, the financial position of MutualFirst and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of MutualFirst and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(b)  MutualFirst and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  In connection with the examinations of MFSB since December 31, 2003 by the OTS, the FDIC or any other Regulatory Authority, MFSB was not required to correct or change any action, procedure or proceeding which MutualFirst believes has not been corrected or changed as required.

6.7  Material Adverse Effect.  Since December 31, 2006, (a) to the date of this Agreement, MutualFirst and its Subsidiaries have conducted their business only in the ordinary and usual course (excluding the entering into this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen (including litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MutualFirst.

6.8  Environmental Matters.

(a)  MutualFirst and its Subsidiaries are in compliance with all Environmental Laws.  Neither MutualFirst nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance.  To the Knowledge of MutualFirst, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)  None of the properties currently owned or operated by MutualFirst or any MutualFirst Subsidiary other than REO, or to the Knowledge of MutualFirst, no REO of MutualFirst or any MutualFirst Subsidiary or any other property previously owned or operated or currently leased by MutualFirst or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law.

(c)  To the Knowledge of MutualFirst, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of MutualFirst or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MutualFirst or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)  Neither MutualFirst nor any MutualFirst Subsidiary is aware of any Environmental Law violation or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

(e)  Neither MutualFirst nor any of its Subsidiaries has any material liability relating to Materials of Environmental Concern or under any Environmental Law in connection with any property leased, owned or formerly owned by it.

6.9  Tax Matters.

(a)  MutualFirst and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not yet required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date.  Neither MutualFirst nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.  MutualFirst and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)  All Tax Returns filed by MutualFirst or any of its Subsidiaries are complete and accurate in all material respects.  Neither MutualFirst nor any MutualFirst Subsidiary is delinquent in the payment of any Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return with respect to any material Taxes.  No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MutualFirst or any of its Subsidiaries which have not been settled and paid.  There are currently no agreements in effect with respect to MutualFirst or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes.  No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the Knowledge of MutualFirst, is threatened.

(c)  None of the Tax Returns of MutualFirst or any of its Subsidiaries with respect to income Taxes have during the past three years been audited or examined by applicable Tax authorities.

6.10  Legal Proceedings.  There are no material actions, suits, claims or proceedings (civil, criminal or administrative) pending or, to the Knowledge of MutualFirst, any unasserted material possible claim or threatened claim, against MutualFirst or any of its Subsidiaries or against any asset, interest or right of MutualFirst or any of its Subsidiaries, or against any officer, director or employee of MutualFirst or any of its Subsidiaries in such capacity.

6.11  Compliance with Laws.

(a)  MutualFirst and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of MutualFirst, will not be adversely affected by virtue of the completion of the Transactions; and to the Knowledge of MutualFirst, no suspension or cancellation of any of the same is threatened.

(b)  MutualFirst and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, fair lending, bank secrecy, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities.  Neither MutualFirst nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MutualFirst or any of its Subsidiaries is not in compliance with any of the foregoing.  No financial institution Subsidiary of MutualFirst is subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing.  Neither MutualFirst nor any financial institution Subsidiary of MutualFirst has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)  To the Knowledge of MutualFirst, no investigation or review by any Governmental Authority which is material to the business or financial condition of MutualFirst or any MutualFirst Subsidiary is pending or threatened, nor has any Governmental Authority indicated to MutualFirst or any MutualFirst Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

(d)  MFSB has a CRA rating of “satisfactory” or better.

6.12  Employee Benefit Plans.  Each employee benefit plan, program, policy or arrangement (including each employee benefit plan (as defined in Section 3(3) of ERISA) which MutualFirst or any of its Subsidiaries maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

6.13  Brokers and Finders.  Neither MutualFirst nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MutualFirst Advisor.

6.14  Insurance.  MutualFirst and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.

6.15  Properties.  All real and personal property owned by MutualFirst or any of its Subsidiaries or presently used in its business is sufficient to carry on the businesses of MutualFirst and its Subsidiaries in the ordinary course of business consistent with past practice.  MutualFirst and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the MutualFirst consolidated financial statements as of September 30, 2007 which are included in  MutualFirst’s Securities Documents.  All real and personal property the loss of which would be material to the business of MutualFirst or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in all material respects in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions.  All improved real property owned or leased by MutualFirst or any of its Subsidiaries is in compliance with all applicable laws including zoning laws and the Americans With Disabilities Act.  No expressed or implied representation or warranty is made by MutualFirst with respect to the physical condition of the fixed assets of MutualFirst or any of its Subsidiaries.

6.16  Labor.  No work stoppage involving MutualFirst or any of its Subsidiaries is pending or, to the Knowledge of MutualFirst, threatened.  Neither MutualFirst nor any of its Subsidiaries is involved in or, to the Knowledge of MutualFirst, threatened with or affected by, any material labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees which is material to the business or financial condition of MutualFirst or any of its Subsidiaries.  There are no groups of employees of MutualFirst or any of its Subsidiaries who are members of a union relating to their employment with MutualFirst or any of its Subsidiaries.

6.17  Allowance for Loan Losses.  The allowance for loan losses reflected on MutualFirst’s consolidated balance sheet as of December 31, 2006 included in the MutualFirst Securities Documents is, and will be in the case of MutualFirst consolidated balance sheets included in the MutualFirst Securities Documents filed after the date hereof, adequate, in the reasonable judgment of the management of MutualFirst and the MutualFirst Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

6.18  Transactions with Insiders.  Since December 31, 2003, all transactions in which any of the senior executive officers or directors of MutualFirst or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such senior executive officers or directors (collectively, “MutualFirst Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, MutualFirst or any of its Subsidiaries are in compliance with applicable laws, rules and regulations.  No MutualFirst Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MutualFirst or any of its Subsidiaries or in any liability, obligation or indebtedness of MutualFirst or any of its Subsidiaries, except for deposits of MFSB.

6.19  Fairness Opinion.  The MutualFirst Board has received an opinion of MutualFirst Advisor dated the date hereof, to the effect that the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to MutualFirst.

6.20  No Undisclosed Liabilities.  Neither MutualFirst nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MutualFirst or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MutualFirst and its Subsidiaries or the notes thereto, except (i) for liabilities set forth or reserved against in the MutualFirst audited consolidated financial statements as of December 31, 2006 or the notes thereto which are included in MutualFirst’s Securities Documents and (ii) liabilities and obligations occurring since December 31, 2006.

6.21  Indemnification.  To the Knowledge of MutualFirst, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MutualFirst or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MutualFirst or any of its Subsidiaries.

6.22  Loan Portfolio.  Each loan reflected as an asset on the MutualFirst consolidated financial statements as of September 30, 2007 which are included in MutualFirst’s Securities Documents, and each loan originated or acquired by MutualFirst or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.  All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings and loans pledged for customer repurchases).  All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans.  None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application.  The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file.  All security interests granted in favor of the lender of each loan as reflected in the loan documents have been property perfected.  None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of MutualFirst or any of its Subsidiaries.  Neither MutualFirst nor any of its Subsidiaries has notice or Knowledge of, or has consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness.

6.23  Investment Portfolio.  Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, and for FHLB stock, none of the investment securities reflected in the MutualFirst consolidated financial statements as of December 31, 2006 which are included in MutualFirst’s Securities Documents and none of the investment securities since acquired by MutualFirst or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of MutualFirst or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

6.24  Books and Records.  The corporate record books (other than stock ledgers and stock records) of MutualFirst and its Subsidiaries are complete and accurate and reflect all meetings, consents and other material actions of the boards of directors and shareholders of MutualFirst and its Subsidiaries.  The stock ledgers and stock records of MutualFirst and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock.  The accounting books and records of MutualFirst and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of MutualFirst and its Subsidiaries.

6.25  Defaults.  Neither MutualFirst nor any of its Subsidiaries is in default in any obligation to be performed by it under any agreement or commitment in effect as of the date hereof.  To the Knowledge of MutualFirst, no other party to any such agreement or commitment is in default in any obligation to be performed by such party.

6.26  Intellectual Property.  MutualFirst and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the businesses of MutualFirst and its Subsidiaries free and clear of all Liens.  To the Knowledge of MutualFirst, none of the Intellectual Property of MutualFirst and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MutualFirst or any of its Subsidiaries with respect to any Intellectual Property of MutualFirst or any of its Subsidiaries.  The Intellectual Property of MutualFirst and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

6.27  Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MutualFirst’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MutualFirst or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither MutualFirst nor any of its Subsidiaries, nor to the Knowledge of MutualFirst, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

6.28  Trust Administration.  Each MutualFirst Subsidiary that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law.  Neither MutualFirst, any MutualFirst Subsidiary, nor any director, officer, or employee of MutualFirst or any of its Subsidiaries acting on behalf of MutualFirst or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.  There is no investigation or inquiry by any Governmental Authority pending, or to the Knowledge of MutualFirst, threatened, against or affecting MutualFirst or any of its Subsidiaries relating to the compliance by MutualFirst or any such Subsidiary with sound fiduciary principles and applicable regulations.

6.29  Internal Controls.  None of the MutualFirst or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MutualFirst or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  MutualFirst and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

6.30  Takeover Laws.  This Agreement and the Transactions are not subject to the requirements of any Takeover Laws applicable to MutualFirst or any MutualFirst Subsidiary.

6.31  Representations Not Misleading.  No representation or warranty by MutualFirst in this Agreement, or in any schedule furnished to MFB or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII
COVENANTS

7.1  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and shall cause each of its applicable Subsidiaries to use, its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions (as well as the change in ownership of the MFB Subsidiaries) as promptly as practicable and otherwise to enable consummation of the Transactions (as well as the change in ownership of the MFB Subsidiaries) and shall cooperate fully with each other to that end.  Such reasonable best efforts shall include, using reasonable best efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary for the consummation of the Transactions.

7.2  MFB Shareholder Approval.

(a)  MFB agrees to take, in accordance with applicable law, the MFB Articles and the MFB By-Laws, all action necessary to convene an appropriate meeting of its shareholders (including any adjournment or postponement thereof, the “MFB Meeting”) to consider and vote upon the approval of this Agreement as promptly as practicable after the Registration Statement is declared effective.  The MFB Board (i) shall unanimously recommend approval of this Agreement by the MFB shareholders, (ii) shall take all reasonable lawful action to solicit approval of this Agreement by the MFB shareholders, and (iii) shall not withdraw, modify or qualify in any manner adverse to MutualFirst such recommendation (a “Change in Recommendation”), except as and to the extent expressly permitted by Section 7.2(b).

(b)  Notwithstanding the foregoing, the MFB Board shall, prior to the MFB Meeting, be permitted to effect a Change in Recommendation solely in response to an Alternative Proposal, if and only to the extent that:

(1)  The MFB Board, determines in good faith, after the receipt of advice from its outside counsel, that failure to take such action is inconsistent with its fiduciary duties under applicable Indiana law, and

(2)  Prior to effecting a Change in Recommendation: (A) MFB, its Subsidiaries and their respective Representatives shall have complied in all material respects with Section 7.6, (B) the MFB Board shall have determined in good faith that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by MutualFirst pursuant to clause (D) below, (C) MFB shall notify MutualFirst, at least three (3) business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing MutualFirst with a copy of the documents containing the economic terms of the Superior Proposal, and (D) MFB shall, and shall cause its financial and legal advisors to, during the period following MFB’s delivery of the notice referred to in clause (C) above, negotiate with MutualFirst in good faith (to the extent MutualFirst desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(c)  If MFB has made a Change in Recommendation in accordance with the provisions of Section 7.2(b), it may, prior to the MFB Meeting, subject to the provisions of Section 9.1(i), enter into an acquisition agreement or similar agreement (a “Competing Acquisition Agreement”) with respect to such Superior Proposal.

7.3  MutualFirst Shareholder Approval.  MutualFirst agrees to take, in accordance with applicable law, the MutualFirst Articles and the MutualFirst By-Laws, all action necessary to convene an appropriate meeting of its shareholders (including any adjournment or postponement thereof, the “MutualFirst Meeting”) to consider and vote upon the approval of the issuance of the MutualFirst Common Stock as contemplated by this Agreement as promptly as practicable after the Registration Statement is declared effective.  The MutualFirst Board (i) shall recommend approval of the issuance of MutualFirst Common Stock as contemplated by this Agreement by the MutualFirst shareholders, (ii) shall take all reasonable lawful action to solicit approval of the issuance of MutualFirst Common Stock as contemplated by this Agreement by the MutualFirst shareholders, and (iii) shall not withdraw, modify or qualify in any manner adverse to MFB such recommendation.

7.4  Registration Statement and Joint Proxy Statement.

(a)  MutualFirst agrees to promptly prepare a registration statement on Form S-4 (the “Registration Statement”) which, subject to compliance by MFB with Section 7.4(b), will comply in all material respects with applicable Securities Laws.  The Registration Statement is to be filed by MutualFirst with the SEC in connection with the issuance of MutualFirst Common Stock in the Merger (including a combined proxy statement and prospectus and other proxy solicitation materials of MutualFirst and MFB constituting a part thereof (the “Joint Proxy Statement-Prospectus”) and all related documents).  MFB agrees to cooperate, and to cause its Subsidiaries, its counsel and its accountants to cooperate, with MutualFirst, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement-Prospectus; and provided that MFB and its Subsidiaries have cooperated as required above, MutualFirst agrees to file the Registration Statement (or the form of the Joint Proxy Statement-Prospectus) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within forty-five (45) days after execution of this Agreement.  Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  MutualFirst also agrees to use reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required for the issuance of MutualFirst Common Stock in the Merger.  MFB agrees to furnish to MutualFirst all information concerning MFB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b)  Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to the MFB and MutualFirst shareholders, respectively, and at the time of the MFB Meeting and the MutualFirst Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement-Prospectus or any amendment or supplement thereto.  Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement - Prospectus.

(c)  MutualFirst agrees to advise MFB, promptly after MutualFirst receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MutualFirst Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.5  Access; Information.

(a)  Each Party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other Party and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as may be reasonably requested and, during such period, it shall furnish as promptly as reasonable to the other Party or its Representatives (i) a copy of each material report, schedule and other document filed by it or any of its Subsidiaries pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as the other Party or its Representatives may reasonably request.  MFB shall also permit an independent expert environmental consulting firm, mutually selected by the Parties within twenty (20) days from the date hereof (the “Independent Expert”), at the sole expense of MutualFirst, to conduct such phase I and/or phase II environmental audits, studies and tests (the “Environmental Studies”) on the real properties owned by MFB or any of its Subsidiaries as necessary for such Independent Expert to provide its opinion as to the Required Environmental Expenditures, as defined below (the “Expert’s Opinion”).  The Independent Expert shall deliver to the Parties the Expert’s Opinion in writing no later than ninety (90) days from the date hereof.  MFB shall have fifteen (15) business days from the date of receipt of any Expert’s Opinion to review such opinion and deliver notice to the Independent Expert and MutualFirst of any dissatisfaction with the contents of the opinion (each such notice, an “MFB Objection Notice”).  Within fifteen (15) business days thereafter, MFB and MutualFirst shall use their reasonable best efforts to resolve all objections contained in an MFB Objection Notice (such fifteen-day period referred to herein as the “Resolution Period”). The term “Required Environmental Expenditures” means the Independent Expert’s good faith estimate, based upon the results of the Environmental Studies, of the dollar amount, if any, that MFB and its Subsidiaries would be required to expend for clean up, remediation and penalties relating to Materials of Environmental Concern with respect to their own real properties or any adjoining properties.  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MutualFirst’s sole expense), MutualFirst shall indemnify MFB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.  Time is of the essence relating to the foregoing environmental matters.

(b)  Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions or the change in ownership of the MFB Subsidiaries.  Subject to the requirements of law, each Party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to it, (ii) becomes available from other sources not known by it to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party providing the information or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated, each Party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to the other Party and its Subsidiaries to be returned to the other Party or certify as to their destruction.  No investigation by a Party or its Representatives of the business and affairs of the other Party or its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or any of the conditions to a Party’s obligation to consummate any of the Transactions.

(c)  Notwithstanding anything contained herein to the contrary, neither Party nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business.

7.6  Alternative Proposal.  MFB agrees that it shall not, and shall cause its Subsidiaries and its and its Representatives and affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Alternative Proposal or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Alternative Proposal; provided that, in the event MFB receives an unsolicited written bona fide Alternative Proposal and the MFB Board concludes in good faith that such Alternative Proposal constitutes or may result in a Superior Proposal, MFB may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (b) above to the extent that the MFB Board determines in good faith (after the receipt of advice from its outside counsel) that failure to take such actions would likely result in a violation of its fiduciary duties under applicable Indiana law.  Prior to providing any nonpublic information permitted to be provided pursuant to this Section, MFB shall have entered into a confidentiality agreement with such third party on terms substantially identical in all material respects to the confidentiality agreement previously entered into by the Parties. MFB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than MutualFirst with respect to any Alternative Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Proposal. MFB will promptly (within one business day) advise MutualFirst following receipt of any Alternative Proposal of all of the material terms thereof (including the identity of the Person making such Alternative Proposal), and will keep MutualFirst apprised of any related developments, discussions and negotiations (including the terms and conditions of the Alternative Proposal) on a current basis.

7.7  Press Releases.  The initial press release announcing the Transactions will be a joint press release.  Each Party agrees that thereafter it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the Transactions, except as otherwise required by applicable law or regulation, FINRA rules, or Nasdaq rules, whichever is applicable, and then only after making reasonable efforts to first consult with the other Party.

7.8  Takeover Laws.  No Party shall take any action that would cause any of the Transactions to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

7.9  Conforming Entries.

(a)  MFB recognizes that MutualFirst and its Subsidiaries may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances).  Subject to applicable law, from and after the date hereof MFB shall consult and reasonably cooperate with MutualFirst with respect to conforming the loan and accounting policies and practices of MFB and its Subsidiaries to those policies and practices of MutualFirst and its Subsidiaries for financial accounting and/or income Tax reporting purposes, as reasonably specified in each case in writing from MutualFirst to MFB, based upon such consultation and subject to the conditions in Section 7.9(c); provided that MFB and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(b)  Subject to applicable law, MFB shall consult and reasonably cooperate with MutualFirst with respect to determining, as reasonably specified in a written notice from MutualFirst to MFB, based upon such consultation and subject to the conditions in Section 7.9(c), the amount and the timing for recognizing for financial accounting and/or income Tax reporting purposes of MFB’s and MFB Financial’s expenses of the Transactions; provided that MFB and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(c)  Subject to applicable law, MFB and its Subsidiaries shall (i) make such conforming entries to conform the loan and accounting policies and practices of MFB and its Subsidiaries to the policies and practices of MutualFirst and its Subsidiaries and (ii) recognize MFB’s and MFB Financial’s expenses of the Transactions for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested in writing by MutualFirst, but in no event prior to the 5th day next preceding the Effective Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, MutualFirst shall certify in writing to MFB that (i) all conditions to MutualFirst’s obligations to consummate the Transactions as set forth in Sections 8.1 and 8.3 hereof (subject to the receipt of MFB’s officer certificate pursuant to Section 8.3(d)) have been satisfied or waived, (ii) it is not aware of any fact or circumstance that would delay or prevent the completion of the Transactions, and (iii) it proposes the Effective Date to be within five (5) business days; and provided, further, that, notwithstanding any other provision of this Section 7.9, MFB and its Subsidiaries shall not be required to take any action pursuant to this Section 7.9 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory guidance, whichever is applicable.  In no event shall MFB be required to take any actions pursuant to this Section 7.9(c) until all of the conditions to its obligations in Sections 8.1 and 8.2 shall have been satisfied.

(d)  No conforming entries or accruals or charges or expenses recognized at the written request of MutualFirst in accordance with this Section 7.9 may be a basis to assert a violation or a breach of a representation, warranty or covenant of MFB herein.

7.10  Systems Integration.  Subject to Section 7.5(b) hereof, from and after the date hereof, MFB and MutualFirst shall cause MFB Financial and MFSB and their respective directors, officers and employees to, and shall make all reasonable efforts (without undue disruption to either business) to cause MFB Financial’s data processing consultants and software providers and MFSB’s data processing service providers to, reasonably cooperate and assist MFB Financial or MFSB in connection with an electronic and systematic conversion of all applicable data of MFB Financial or MFSB, as applicable, to the system selected by MutualFirst, including the training of MFB Financial employees or MFSB employees, as applicable, without undue disruption to either business, during normal business hours and at the expense of MutualFirst (not to include MFB Financial’s standard employee payroll).

7.11  Listing.  MutualFirst agrees to use its best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of MutualFirst Common Stock to be issued in the Merger.

7.12  Regulatory Applications.

(a)  Each Party shall, and shall cause its Subsidiaries to, cooperate and use reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and the change in ownership of the MFB Subsidiaries, and shall use reasonable best efforts to file within thirty (30) days of the date hereof, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Transactions.  Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other Party, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the Transactions and the change in ownership of the MFB Subsidiaries.  In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and the change in ownership of the MFB Subsidiaries, and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions and the change in ownership of the MFB Subsidiaries.

(b)  Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority.

7.13  Current Information and Attendance at Board Meetings.

(a)  During the period from the date hereof to the Effective Date, each Party shall, upon the request of the other Party, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of the other Party regarding the financial condition, operations and business of MFB, MutualFirst, and its Subsidiaries, as the case may be, and matters relating to the completion of the Transactions and the change in ownership of the MFB Subsidiaries.  As soon as reasonably available, but in no event more than five (5) business days after filing, each Party will deliver to the other Party all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof.  Each Party will also deliver to the other Party as soon as practicable all quarterly and annual financial statements of such Party and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2007.  As soon as practicable after the end of each month, each Party will deliver to the other Party in electronic form (a) the monthly deposit and loan trial balances of such Party, (b) the monthly analysis of such Party’s investment portfolio, and (c) monthly balance sheet and income statement of such Party and its Subsidiaries.

(b)  The Chief Executive Officer and/or Chief Financial Officer of each Party as well as the President of MFB Financial and MFSB, as applicable, shall be invited and entitled to attend all meetings of the board of directors of the other Party and the loan committee meetings of MFB Financial and MFSB, respectively; provided however, such individuals shall be excluded from any portions of board meetings of the other Party involving discussions relating to an Alternative Proposal or discussions relating to matters which are otherwise deemed by the Board of such Party to be confidential, including discussions relating to this Agreement and the performance thereof.  Board and loan committee packages and notices shall be submitted by each Party to the Chief Executive Officer and Chief Financial Officer of the other Party simultaneously with their submission to board members and loan committee members; provided confidential information may be excluded therefrom.

7.14  Officers’ and Directors’ Insurance; Indemnification.

(a)  For six years from and after the Effective Date, MutualFirst shall maintain officers’ and directors’ liability insurance covering the Persons who are presently covered by MFB’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by MFB (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if MutualFirst is unable to maintain or obtain the insurance called for by this Section 7.14(a), MutualFirst shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request MFB to obtain such tail coverage at MFB’s expense prior to the Effective Date; provided, further, that officers and directors of MFB or its Subsidiaries may be required to make application and provide customary representations and warranties to MutualFirst’s insurance carrier for the purpose of obtaining such insurance.

(b)  In addition to Section 7.14(a) above, from  and after the Effective Date,  MutualFirst shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of MFB’s and its Subsidiaries’ officers, employees, directors and agents to the maximum extent permitted by any of the MFB Articles, MFB By-Laws and the charter and bylaws of MFB Financial and applicable law as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of claims, actions, suits, proceedings or investigations (each, a “Claim”) made, asserted or arising prior to or within six (6) years after the Effective Time, if such Claim pertains to any acts, omissions, events, matters or circumstances occurring or existing at or prior to the Effective Time, including the Transactions, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

(c)  In connection with the indemnification provided pursuant to Section 7.14(b), MutualFirst and/or an MutualFirst Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified Person to the fullest extent permitted by law and Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified Person or multiple indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MutualFirst and (ii) will cooperate in the defense of any such matter.

(d)  This Section 7.14 shall survive the Effective Time, is intended to benefit each indemnified Person (each of whom shall be entitled to enforce this Section against MutualFirst), and shall be binding on all successors and assigns of MutualFirst.

(e)  In the event MutualFirst or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of MutualFirst assume the obligations set forth in this Section 7.14.

(f)  MutualFirst shall pay all expenses (including attorneys’ fees) that may be reasonably incurred by any indemnified Person in enforcing the indemnity and other obligations provided for in this Section 7.14 if the indemnified Person is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

7.15  Benefit Plans.

(a)  Except as otherwise provided in this Agreement, at the Effective Time, MutualFirst or one of its Subsidiaries shall be substituted for MFB or a MFB Subsidiary under the MFB Employee Plans as Previously Disclosed and in effect immediately prior to the Effective Time and MutualFirst or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in MFB or the applicable MFB Subsidiary with respect to each such MFB Employee Plan.  Except as otherwise provided in this Agreement, each such MFB Employee Plan shall, to the extent permitted thereunder and by applicable law, be continued in effect by MutualFirst or an applicable MutualFirst Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Transactions, subject to the power reserved to MutualFirst and each of its Subsidiaries to subsequently amend or terminate any such MFB Employee Plan, which amendment or termination shall comply with applicable law.

(b)  MutualFirst shall provide, or cause a MutualFirst Subsidiary to provide, to each full time employee of MFB and its wholly-owned Subsidiaries who continues employment after the Effective Date (the “Continuing Employees”) the opportunity to participate without a waiting period (except in the case of a qualified plan, participation shall commence on the next entry date; provided that at no time shall a Continuing Employee not be eligible to participate in either the qualified plans of MFB or the qualified plans of MutualFirst) in each employee benefit and welfare plan maintained by MutualFirst or a MutualFirst Subsidiary, whichever is applicable, which is generally available to its similarly-situated employees on a uniform and non-discriminatory basis; provided that with respect to such plans maintained by MutualFirst or an MutualFirst Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with MFB or a MFB Subsidiary in determining eligibility for participation and vesting in benefits thereunder, but not accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of MutualFirst or any applicable MutualFirst Subsidiary to the extent that such periods are longer than the periods imposed under the applicable MFB group health plan and MutualFirst shall cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the MFB health plan.  To the extent that the initial period of coverage for Continuing Employees under any plan of MutualFirst or a MutualFirst Subsidiary, whichever is applicable, that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding MFB welfare plan during the balance of such 12-month period of coverage.  Nothing contained herein shall obligate MutualFirst or any MutualFirst Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 7.15(a), including extending participation in any plan which (i) is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by MFB or a MFB Subsidiary that is continued by MutualFirst or an MutualFirst Subsidiary for the benefit of Continuing Employees or (ii) is an employee welfare benefit plan relative to any period of time that the MFB group health plan is continued by MutualFirst or an MutualFirst Subsidiary for the benefit of Continuing Employees.  Nothing herein shall alter the power of MutualFirst or any MutualFirst Subsidiary to amend or terminate any benefit or welfare plans of MutualFirst, MFB or their respective Subsidiaries.  Moreover, this Section 7.15(b) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at MutualFirst or any MutualFirst Subsidiary.

(c)  Until the Effective Time, MFB or an MFB Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time.  MutualFirst or an MutualFirst Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of MFB or a MFB Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of MFB or a MFB Subsidiary who incurs a qualifying event before the Effective Time.

(d)  At the Effective Time, MutualFirst shall cause MFSB to honor and assume the MFB Financial Change in Control Agreement and the MFB Financial Salary Continuation Agreement; provided, however, that prior to the Effective Time the MFB Financial Salary Continuation Agreement shall be amended to provide that the Merger does not constitute a change in control under that agreement.  At the Effective Time, MutualFirst shall, or it shall cause MFSB to, honor and assume the MFB Financial Director Fee Continuation Agreements.  The directors who do not remain as directors of MFSB following the Effective Date shall be paid the present value of the benefits to which they are entitled under those agreements as provided therein, provided that directors with under five years of service at the Effective Date shall receive no benefits, and directors with between 5 to 10 years of service at the Effective Date shall receive the present value of their benefits otherwise payable over a five-year period.  The affected directors agree to execute said documents as the parties shall deem necessary to such payments.

(e)  At the Effective Time, MutualFirst shall, or it shall cause MFSB to, pay out the change in control benefits set forth in the MFB Financial Employment Agreements based upon a change in status of the executives who are parties thereto, subject to the limitations set forth therein, and further subject to such executives executing a release in form and substance reasonably satisfactory to MutualFirst, whereupon such employment agreements shall terminate and have no further effect.  Each of the executives who are parties to the MFB Financial Employment Agreements other than Charles J. Viater shall, to the extent he is a Continuing Employee, be an employee at will.

(f)           At the request of MutualFirst MFSB and Charles J. Viater have entered into an employment agreement in the form of Exhibit C hereto that will become effective at the Effective Time.

(g)           With the exception of the employees who are parties to the MFB Financial Employment Agreements and the MFB Financial Change in Control Agreement, those employees of MFB or MFB Financial who (i) have been employed on a full time basis for at least one (1) year as of the Effective Time (ii) are terminated by MutualFirst or a MutualFirst Subsidiary without cause within six months after the Effective Date, and (iii) sign and deliver a customary termination and release agreement in the form acceptable to MutualFirst shall be entitled to severance pay equal to one week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous full time employment with MFB or MFB Financial or their successors not in excess of 26 years completed prior to the Effective Time or, in the case of employees who continue as employees of MutualFirst or its Subsidiaries after the Effective Time, prior to their termination as such.  Nothing in this Section 7.15(g) shall be deemed to limit or modify MutualFirst’s or MFB’s at will employment policy.

7.16  MFB Stock Options.  Immediately prior to the Effective Time, each MFB Stock Option or portion thereof that is outstanding and unvested shall become fully vested and exercisable.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a MFB Stock Option, each MFB Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become an option to purchase MutualFirst Common Stock (each an “Assumed Option”) on the same terms and conditions as are in effect with respect to the MFB Stock Option immediately prior to the Effective Time, except that (a) each such Assumed Option may be exercised solely for shares of MutualFirst Common Stock, (b) the number of shares of MutualFirst Common Stock subject to such Assumed Option will be equal to the number of shares of MFB Common Stock subject to such MFB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (c) the per share exercise price under each such Assumed Option will be adjusted by dividing the per share exercise price of the MFB Stock Option by the Exchange Ratio, and rounding up or down to the nearest cent.  It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a “modification” under Code Section 409A.  As soon as practicable after the Effective Time, MutualFirst shall file an appropriate registration statement with respect to the shares of MutualFirst Common Stock subject to Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

7.17  Notification of Certain Matters.  Each of MFB and MutualFirst shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) has caused or constituted or is reasonably likely to cause or constitute, a breach of (i) any of its representations or warranties as of the date of this Agreement, or (ii) any of its covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 7.17 shall not constitute a failure to satisfy any condition set forth in Article VIII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VIII.

7.18  Litigation Matters.  MFB will consult with MutualFirst about any proposed settlement, or any disposition of, any material litigation affecting MFB or any of its Subsidiaries.

7.19  Section 16(b) Exemption.  MutualFirst and MFB agree that, in order to most effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of MFB Common Stock and MFB Stock Options into shares of MutualFirst Common Stock and Assumed Options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.19.  Assuming that MFB delivers to MutualFirst the MFB Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the MutualFirst Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of MutualFirst Common Stock in exchange for shares of MFB Common Stock, and of Assumed Options upon conversion of MFB Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the MFB Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.  “MFB Section 16 Information” shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of MFB Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for MutualFirst Common Stock in the Merger, and the number and description of the options to purchase shares of MFB Common Stock held by each such MFB Insider and expected to be converted into options to purchase shares of MutualFirst Common Stock in connection with the Merger; provided that the requirement for a description of any MFB Stock Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made available to MutualFirst.  “Rule 16(b) Insiders” shall mean those officers and directors of MFB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the MFB Section 16 Information.

7.20  Reservation of Shares.  MutualFirst shall reserve for issuance such number of shares of MutualFirst Common Stock as is necessary to satisfy its obligations under this Agreement.

7.21  Expansion of MutualFirst Board and MFSB Board.  At the Effective Time, Charles J. Viater, Michael J. Marien, Jonathan E. Kinter, and Edward C. Levy shall be added as directors to the MutualFirst Board and to the board of directors of MFSB at the effective time of the Bank Merger.

7.22  Supplemental Indenture.  Upon the Effective Time, MutualFirst shall assume the due and punctual performance and observance of the covenants and conditions to be performed by MFB under the Indenture (the “Indenture”) dated July 29, 2005, between MFB and Wilmington Trust Company, as Trustee, relating to Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 (the “Debentures”), and the due and punctual payments of the principal of and premium, if any, and interest on, the Debentures as required by Article XI of the Indenture.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1  Conditions Precedent - Parties.  The obligations of the Parties to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date.

(a)  The approval of this Agreement by the shareholders of MFB and the approval of the stock issuance contemplated by this Agreement by the shareholders of MutualFirst.

(b)  All approvals, authorizations and consents from any Regulatory Authority which are required for the completion of the Transactions and the change in ownership of the MFB Subsidiaries shall have been received and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by Regulatory Authorities in thrift merger transactions, that would, in good faith reasonable judgment of MutualFirst Board, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of MutualFirst and MFB or materially impair the value of MFB to MutualFirst.

(c)  None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, prevents or makes illegal completion of any of the Transactions.

(d)  No proceeding initiated by any Government Authority seeking an order, injunction or decree to be issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

(e)  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)  All permits and other authorizations under state securities laws necessary to consummate the Merger and to issue the shares of MutualFirst Common Stock in the Merger shall have been received and shall be in full force and effect.

(g)  The shares of MutualFirst Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(h)  Each Party shall have obtained all other permits, authorizations, waivers, approvals and consents required by Governmental Authorities for the lawful consummation of the Transaction.

8.2  Conditions Precedent - MFB.  The obligations of MFB to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MFB pursuant to Section 9.4 hereof.

(a)  The representations and warranties of MutualFirst set forth in Article VI hereof shall be true and correct on the date of this Agreement and as of the Effective Time, in each case subject to the standards and qualifications set forth in Section 6.1.

(b)  MutualFirst shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

(c)  MFB shall have received an opinion from counsel to MutualFirst, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of MFB, MutualFirst and Acquisition Corp. will be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, counsel may require and rely upon representations contained in letters from each of MFB and MutualFirst.

(d)  MutualFirst shall have delivered to MFB a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

8.3  Conditions Precedent - MutualFirst.  The obligations of MutualFirst to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MutualFirst pursuant to Section 9.4 hereof.

(a)  The representations and warranties of MFB set forth in Article V hereof  shall be true and correct on the date of this Agreement and as of the Effective Time, in each case subject to the standards and qualifications set forth in Section 5.1.

(b)  MFB shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

(c)  MutualFirst shall have received an opinion from its counsel, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of MFB, MutualFirst and Acquisition Corp. will be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, counsel may require and rely upon representations contained in letters from each of MFB and MutualFirst.

(d)  MFB shall have delivered to MutualFirst a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

9.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties (based upon action of its or their Board(s) of Directors) as follows:

(a)  by the mutual consent in writing of the Parties;

(b)  by MutualFirst in writing if MFB has, or by MFB in writing if MutualFirst has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 8.2(a) or (b), or Section 8.3(a) or (b), whichever is applicable, would not be satisfied, unless such breach has been cured within 30 days after written notice of such breach; provided that a Party which is then in material breach of any of its representations, warranties, covenants or undertakings under this Agreement shall not be entitled to be a terminating Party hereunder;

(c)  by either MutualFirst or MFB in writing (i) if any application for prior approval of a Regulatory Authority which is necessary to consummate any of the Transactions is denied or withdrawn at the request or recommendation of the Regulatory Authority which must grant such approval, provided, however, that  a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of such Party to perform or observe its covenants and agreements set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the any of the Transactions;

(d)  by either MutualFirst or MFB in writing if the shareholders of MFB do not approve this Agreement at the MFB Meeting or the shareholders of MutualFirst do not approve the stock issuance at the MutualFirst Meeting, provided a termination pursuant to Section 9.1(g) shall supersede and take precedent over any termination pursuant to this subsection (i.e., the termination pursuant to this subsection shall not be effective);

(e)  by MutualFirst writing within five (5) business days after the expiration of the Resolution Period if an MFB Objection Notice has been delivered by MFB in accordance with Section 7.5(a) herein, otherwise within twenty (20) business days after delivery of the Expert’s Opinion if the Independent Expert’s conclusion, as set forth in the Expert’s Opinion, is that the Required Environmental Expenditures are greater than $250,000;

(f)  by either MutualFirst or MFB in writing if the Effective Time has not occurred by the close of business on September 30, 2008, provided that a Party which is then in material breach of any of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder;

(g)  by MutualFirst in writing if MFB has made a Change in Recommendation and the shareholders of MFB fail to approve this Agreement at the MFB Meeting (or such MFB Meeting is not held); provided this subsection shall not apply if prior to the MFB Meeting, the MutualFirst Meeting took place and its shareholders failed to approve the stock issuance;

(h)  by MFB in writing prior to the MFB Meeting in order to concurrently enter into a Competing Acquisition Agreement; provided MFB shall, concurrently with the termination of this Agreement pursuant to this subsection, pay the Termination Fee to MutualFirst; or

(i)  by MFB at any time during the ten (10) business day period commencing on the Determination Date, such termination to be effective immediately following the expiration of the five (5) business day period specified in Section 9.1(i)(2) below (“Effective Termination Date”), if both of the following conditions are satisfied:

(1)  the MutualFirst Market Value on the Determination Date is less than $12.664; and

(2)  the number obtained by dividing the MutualFirst Market Value on the Determination Date by the Initial MutualFirst Market Value (“MutualFirst Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.15; subject, however, to the following sentences.  If MFB elects to exercise its termination right pursuant to this Section 9.1(i), it shall give prompt written notice thereof to MutualFirst and MutualFirst shall, for a period of five (5) business days after its receipt of such notice, have the option of paying additional Aggregate Merger Consideration in the form of MutualFirst Common Stock, cash, or a combination of MutualFirst Common Stock and cash (the “Additional Consideration”) in compliance with the following sentence.  Specifically, MutualFirst shall pay such Additional Consideration so that the value of the aggregate Stock Consideration (prior to adjustment for the Additional Consideration) together with the Additional Consideration (whether in cash or stock) shall be valued at an amount which is no less than the lesser of (i) the product of 0.80 and the Initial MutualFirst Market Value multiplied by the product of the Stock Conversion Number and the Exchange Ratio or (ii) the product of the Index Ratio and the Initial MutualFirst Market Value multiplied by the product of the Stock Conversion Number and the Exchange Ratio.  If within such five (5) business day period, MutualFirst delivers written notice to MFB that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 9.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Aggregate Merger Consideration shall have been so modified).

For purposes of this Section 9.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the date on which MFB receives written notice in accordance with the requirements of Section 10.4 regarding notices, that the last shareholder or regulatory approval (and waivers, if applicable) necessary for consummation of the Transactions has been received (disregarding any waiting period).

“Final Index Price” means the average of the unweighted reported closing prices of the Index Group on the Determination Date.

“Index Group” means the SNL Thrift Index as published by SNL Financial LLC.  In the event that the common stock of any company in the Index Group ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the unweighted reported closing prices of the Index Group for the three trading days including and ending on December 12, 2007, which was $14.66.

“Initial MutualFirst Market Value” means $15.83, adjusted as indicated in the last sentence of this Section 9.1(i).

“MutualFirst Market Value” shall be the average of the daily closing sales prices of a share of MutualFirst Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Determination Date.

If MutualFirst or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for MutualFirst Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Section 9.1(i).

9.2  Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 7.5(b), to expenses set forth in Section 10.1, to the Termination Fee set forth in Section 9.6, to relief under Section 9.7, and this Section 9.2, shall survive any such termination.

9.3  Survival or Non-Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements of the Parties set forth  herein shall expire at the Effective Time other than those covenants and agreements which by their expressed terms are to be performed after the Effective Time.

9.4  Waiver.  Either MutualFirst or MFB by written instrument approved by its Board of Directors (or an executive officer pursuant to delegated authority) and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of MFB and the approval of the stock issuance by MutualFirst) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein; provided that any such waiver granted or any amendment or supplement pursuant to Section 9.5 hereof shall not modify either the amount or form of the consideration to be paid in the Merger without the approval of the shareholders of MFB and/or MutualFirst to the extent required by applicable law.

9.5  Amendment or Supplement.  This Agreement may be amended or supplemented at any time by mutual written agreement of the Parties, subject to the proviso to Section 9.4 hereof.  Any such amendment or supplement must be in writing and, if entered into by a Party, must be authorized by or under the direction of its Board of Directors.

9.6  Termination Fee.  MFB shall pay MutualFirst the cash amount of $1.7 million, as an agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of MutualFirst and Acquisition Corp. against MFB (the “Termination Fee”), payable within two (2) business days after written demand (or as otherwise provided below) in immediately available funds, upon the occurrence of any of the following:

(a)  a termination of this Agreement by MutualFirst pursuant to Section 9.1(g);

(b)  a termination of this Agreement by MFB pursuant to Section 9.1(h), in which case the Termination Fee shall be paid concurrently with the termination of this Agreement;

(c)  the entering into a definitive agreement by MFB or MFB Financial relating to a change in control of MFB, MFB Financial or substantially all of the assets of either of them (by merger, consolidation, stock purchase, bulk sale of assets or otherwise) within one (1) year after the termination of this Agreement by MutualFirst pursuant to Section 9.1(b); provided, however, that if MutualFirst seeks relief against MFB under Section 9.7(a), then MFB shall have no obligation to MutualFirst under this Section 9.6(c) and the provisions of this Section 9.6(c) shall thereupon terminate; or

(d)  the consummation of a transaction involving a change in control of MFB, MFB Financial or substantially all of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within one year after the termination of this Agreement by MutualFirst pursuant to Section 9.1(b); provided, however, that if MutualFirst seeks relief against MFB under Section 9.7(a), then MFB shall have no obligation to MutualFirst under this Section 9.6(d) and the provisions of this Section 9.6(d) shall thereupon terminate.

Upon payment of the Termination Fee to MutualFirst, MFB shall have no further liability to MutualFirst or Acquisition Corp. under this Agreement or otherwise related to the Transactions.

9.7  Relief for Willful Breach; Specific Performance.

(a)  Notwithstanding anything to the contrary herein, in the event of a willful material breach hereof by a Party, then the non-breaching Party shall be entitled to such additional remedies and relief against the breaching Party as are available at law or in equity (with all remedies hereunder and thereunder being cumulative).

(b)  The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

ARTICLE X
MISCELLANEOUS

10.1  Expenses.  Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that (a) MutualFirst and MFB each shall bear and pay one-half of the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of the Joint Proxy Statement-Prospectus and Registration Statement and (b) MutualFirst shall bear the cost of all listing, filing or registration fees, including fees paid for filing the Registration Statement and the Joint Proxy Statement-Prospectus with the SEC and fees paid for filings with Governmental Authorities.

10.2  Entire Agreement.  This Agreement including the Exhibits and Schedules hereto contains the entire agreement among the Parties with respect to the transactions contemplated herein and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors in interest.  Except for Section 7.14, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties and their respective successors in interest, any rights, remedies, obligations or liabilities, except as expressly provided herein, other than the right of MFB, on behalf of its shareholders, to pursue damages in the event of a willful intentional breach by MutualFirst or Acquisition Corp. as provided in Section 9.7(a).

10.3  No Assignment.  None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

10.4  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or e-mailed (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to MFB:

MFB Corp.
4100 Edison Lakes Parkway
Mishawaka, IN 46545
Attention: Charles J. Viater
Fax: (574) 273-7801
Chuck.Viater@mfbbank.com

With a copy to:

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204
Attention: Claudia Swhier, Esq.
Fax: (317) 231-7231
Claudia.swhier@BTLaw.com

If to MutualFirst or Acquisition Corp:

MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, IN 47305
Attention: David W. Heeter
Fax: (765) 213-2981
Dheeter@mfsbank.com

With a copy to:

Silver, Freedman & Taff LLP
3299 K Street, N.W.
Washington, D.C. 20007
Attention: Marty Meyrowitz
Fax: (202) 337-5502
E-mail: mmeyrowitz@sftlaw.com

10.5  Interpretation.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.6  Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

10.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and entirely to be performed within such jurisdiction.

10.8  Severability.  Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby.  Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

*  *  *  *  *

The Parties have executed this Agreement in counterparts, all as of the day and year first above written.

MUTUALFIRST FINANCIAL, INC.

By:	/s/ David W. Heeter
Authorized Officer

MUTUALFIRST ACQUISITION CORP.

By:	/s/ David W. Heeter
Authorized Officer

MFB CORP.

By:	/s/ Charles J. Viater
Authorized Officer